EMPLOYMENT AGREEMENT

     This Employment Agreement dated effective as of January 1, 1999, is by and between STINAR CORPORATION, a Minnesota corporation located at 3255 Sibley Memorial Highway, Eagan, Minnesota (the "Company") Robert Gregor, an individual residing at 844 Oriole Lane, Chaska, MN (the "Employee").

     A. The Employee is familiar with the Company's business and products.

     B. The parties wish to provide for the employment of the Employee by the Company.

     C. The Employee wishes to receive compensation from the Company for the Employee's services, and the Company desires, reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

     D. The Company is the wholly-owned subsidiary of Oakridge Holding, Inc., a Minnesota corporation ("Holdings"). Holdings has established the Oakridge Holdings, Inc. 1998 Stock incentive Awards Plan (the "Plan") pursuant to which eligible employees of Holdings and its subsidiaries, including the Company, may, in the discretion of the Board of Directors of Holdings, receive grants of incentive and non-statutory stock options, and the Company and Holdings wish to provide Employee with an opportunity to earn options under the Plan in the event certain goals of the Company and Employee are achieved.

     E. The Company wishes to obtain reasonable protection against unfair competition from the Employee following termination of employment and to further protect against unfair use of its confidential business and technical information and the Employee is willing to grant the Company the benefits of a covenant-not-to-compete for these purposes.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee each intending to be legally bound, agree as follows:

     1.   Employment.

          (a) Employment. Subject to all of the terms and conditions of the Agreement, the Company agrees to employ the Employee as its Vice President - Sales and Marketing, and the
Employee accepts such employment.

          (b) Duties. The Employee will devote a minimum of forty (40) hours per week to, and, during such time, make the best use of Employee's energy, knowledge and training in advancing the Company's interests. The Employee will diligently and conscientiously perform the duties of the Employee's position within the general guidelines to be determined by the Company's Board of Directors (the "Board") and its President. While the Employee is employed by the Company, the Employee will keep the Company informed of any other business activities or outside employment, and will promptly stop any activity or employment that might conflict with the Company's interests or adversely affect the performance of the Employee's duties for the Company.

     2.   Compensation.

          (a) Salary. The company agrees to pay Employee a salary at a rate of $90,000 per year form the date hereof through December 31, 1999, and at a rate of $92,700 from January 1, 2000 through the date of termination of this agreement, increased from time to time as the President in his sole discretion, determines (the "Salary"). Such Salary will be paid no less often than semi-monthly in accordance with the standard payroll practices of the Company.

          (b)  Bonuses.

               (1)  Signing Bonus.  Upon execution of this
Agreement, Employee will receive 5,000 shares of the common stock of Holdings, $0.10 par value (the "Common Stock") as a signing bonus.

               (2) Sales Performance Bonus. In addition to Salary and the Signing Bonus, Employee will be eligible for a Sales performance bonus (the "Sales Bonus") consisting of 1.2% commission on all sales, except sales by Gary Stinar and Walt Haussner.

               (3) Bonuses. For purposes of this agreement, the term "Bonuses" means the Signing bonus and the Sales Bonus, if any.

          (c)  Stock Options.

               (1)  Annual Grant.  On each of the first and
second anniversary dates of this Agreement, so long as Employee is not in breach of any provision of this Agreement and has remained fully employed by the Company at all times during such years, Employee will receive an incentive stock option (the "Annual Option")under the Plan to purchase 5,000 shares of Common Stock.

               (2) Discretionary Annual Grant. In addition to the Performance Option and the Annual Option, the President of the company may, in his sole discretion, authorize the grant to Employee of incentive stock options under the Plan to purchase up to 10,000 shares of Common Stock per year, or authorize the payment of an annual cash discretionary bonus of up to $20,000, or a combination thereof.

          (d)  Miscellaneous Provisions Regarding Stock Options.

               (1) Stock Option Agreement; Exercise Price and Vesting. All options granted hereunder shall be made pursuant to an Incentive Stock Option Agreement in substantially the form of Exhibit A attached hereto. All such options will have an exercise price equal to 100% of the fair market value per share and will exercisable upon issuance by Holdings.

               (2) The Plan. All options granted hereunder shall be issued pursuant to and governed by the terms of the Plan, and in the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern.

           (e) Reimbursement of Business Expenses. The Company agrees to reimburse the Employee for all reasonable out-of-pocket business expenses incurred by the Employee on behalf of the Company, provided that the Employee properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with the standard policies of the Company relating to reimbursement of business expenses. To the extent any single expense exceeds $1,000, the Employee shall obtain prior approval of such expense from the president of the Company.

          (f) Benefits and Vacation. The Employee is entitled to participate in all benefit plans adopted by the Company to the extent that the terms of such benefit plans permit the Employee to participate. The Employee is entitled to four (4) weeks, paid vacation and all legal holidays observed by the Company, in each case, in accordance with the Company's policies as in effect from time-to-time.

     3.   Term and Termination.

          (a) Term. Subject to earlier termination in accordance with Section 3(b) below, this Agreement will become effective on the date set forth above and will have an initial term of two (2) years.

          (b) Termination. Subject to the respective continuing obligations of the Company and the Employee under Sections 4, 5 and 6:
               (1) The Company may terminate this Agreement immediately on written notice to the Employee for cause, including (without limitation) (i) dishonesty, fraud, material and deliberate injury or attempted injury, in each case related to the Company or its business, (ii) any unlawful or criminal activity of a serious nature, (iii) any willful breach of duty or habitual neglect of duty or (iv) any breach of Sections 4, 5 or 6 of this Agreement;

               (2) This Agreement will terminate upon Employee's death or upon written notice from the Company in the event of Employee's "permanent disability" (the term "permanent disability" means the occurrence of an event which constitutes permanent and total disability within the meaning of Section 22(e)(3) of the Code);

               (3) This Agreement will terminate upon a change in control. For purposes of this Agreement, a "Change in Control" means (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of Holdings to a corporation, person or other entity that is not controlled by Holdings; (ii) the approval by the shareholders of Holdings any plan or proposal for the liquidation or dissolution of Holdings;
(iii) a merger or consolidation to which Holdings is a party if the shareholders of Holdings immediately prior to the effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), immediately following the effective date of such merger consolidation, of securities of the surviving corporation representing (A) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Board, or (B) less than 50% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Board of Directors of Holdings); (iv) any person becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the outstanding securities of Holdings ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Board of Directors of Holdings, or (B) more than 50% of the combined voting power of the outstanding securities of Holdings ordinarily having the right to vote at elections of directors (regardless of any approval by the Board); or (v)a change in control of Holdings of a nature that would be required to be reported pursuant to Section 13 or 15 (d) of the Exchange Act, whether or not Holdings is then subject to such reporting requirements.

The date this Agreement is terminated is hereinafter referred to as the Termination Date."

          (c) Compensation Upon Termination. If the Company terminates this Agreement pursuant to paragraph (1) of Section 3(b), the Company will be obligated to pay the Employee only the Salary as may be due and owing through the Termination Date and all other non-contingent compensation earned and accrued up through the Termination Date which will specifically not include any Bonus payments. Such Salary will be paid in one lump sum within ten business days of the Termination Date. If this Agreement terminates pursuant to paragraphs (2) or (3) of Section 3(b), the Company will be obligated to pay the Employee (i) an amount equal to the Employee's Salary for a period of six (6) months at the rate in effect on the date of termination; and (ii) all other non-contingent compensation earned and accrued up through the Termination Date, including any Bonus payments. Such Salary and non-contingent compensation will be paid in one lump sum within ten business days of the date of termination.

     4.   Confidentiality.

          (a) Prohibition on Use of Confidential Information. The Employee agrees not to directly or indirectly disclose or use at any time, either during or subsequent to his employment by the Company and any of its subsidiaries or affiliates (which obligation will survive indefinitely), any technology, trade secrets, know-how, or other information, knowledge, or data possessed or used by the Company or Holdings or to which the Employee gains access in connection with his employment and which the Company or Holdings deems confidential or proprietary or which the Employee has reason to believe is confidential or proprietary, except as such disclosure or use may be required in connection with his work for the Company or unless the Employee first secures the written consent of the Company and Holdings. Upon termination of his employment, the Employee will promptly return to the Company all originals and all copies of all property and assets of the Company or Holdings created or obtained by the Employee as a result of or in the course of or in connection with his employment with the Company which are in the Employee's possession or control, whether confidential or not, including, but not limited to, computer files, software programs, computer equipment, correspondence, notes, memoranda, notebooks, drawings, customer lists, or other documents delivered to the Employee concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated, or marketed by the Company or Holdings during the period of his employment.

          (b) Third-Party Information. The Employee understands and acknowledges that the Company has a policy prohibiting the receipt by the Company of any confidential information in breach of the Employee's obligations to third parties and does not desire to receive any confidential information under such circumstances. Accordingly, the Employee will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. The Employee represents that he has provided the Company with a copy of any agreement by which the Employee is bound that restrict the Employee'' use of any third party'' confidential information.

     5.   Inventions.

          (a) Definition. "Inventions", as used in this Agreement, means any inventions, discoveries, improvements and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by the Employee, whether by the Employee's individual efforts or in connection with the efforts of others, and that either (i) related in any way to the Company's business, products or processes, past, present, anticipated or under development, or
(ii) result in any way from the Employee's employment by the Company, or (iii) use the Company's equipment, supplies, facilities or trade secret information.

          (b) Ownership of Inventions. The Employee agrees that all Inventions made by the Employee during the period of the Employee's employment with the Company and for eighteen (18) months thereafter, whether made during the working hours of the Company or on the Employee's own time, will be the sole and exclusive property of the Company. The Employee will, with respect to any Invention: (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and the Employee hereby assigns) to the Company all of the Employee's right, title and interest in and to the Invention, any applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company. The Employee agrees to perform promptly (without charge to the Company but at the expense of the Company) all acts as may be necessary in the Company's opinion to preserve all patents and/or copyrights granted upon the Employee's Inventions forfeiture, abandonment or loss.

 The requirements of this Section 5(b) do not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, and (i) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or
(ii) which does not result from any work the Employee performed for the Company. The Employee represents that, except as disclosed below, as of the date of this Agreement, the Employee has no rights under and will make no claims against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Employee during the term of this Agreement.

          (c) Works Made for Hire. To the extent that any Invention qualifies as "work made for hire" as defined in 17 U.S.C. & 101 (1976), as amended, such Invention will constitute "work made for hire" and, as such, will be the exclusive property of the Company.

          (d) Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by the Employee is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and the Employee will bear the burden of establishing otherwise.

          (e) Survivability. The obligations of this Section 5 will survive the expiration or termination of this Agreement.

     6.   Non-Competition Agreement.

          (a) Other Agreements. The Employee represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits the Employee from working for the Company.

          (b) Definition. "Company Product" means any actual or projected product, product line or service that has been designed, developed, manufactured, marketed or sold by the Company during the Employee's employment with the Company or regarding which the Company has conducted or acquired research and development during the Employee's employment with the Company.

          (c) Non-Compete. The Employee agrees that, during his employment with the Company and for a period of two (2) years after employment with the Company ends, the Employee will not alone, or in any capacity with another firm, within any geographical area in which the Company, at the termination of the Employee's employment with the Company, was engaged in more than an insignificant volume of business:

               (1) directly or indirectly participate in or support in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee or otherwise) the manufacture, invention, development, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual or projected product, product line or service designed, developed, manufactured, marketed or sold by anyone other than the Company that performs similar functions or is used for the same general purposes as a Company Product; (2) call upon, solicit, contact or serve any of the then-existing clients, customers, vendors or suppliers, of the Company, any clients, customers, vendors or suppliers that have had a relationship with the Company during the preceding twelve (12) months, or any potential clients, customers, vendors or suppliers that were solicited by the Company during the preceding twelve (12) months;

               (3) disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the Company's relationship with employees, customers, agents, representatives or vendors; or

               (4) employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company's then employees on behalf of any other entity, whether or not such entity competes with the Company.

               (d)     Exceptions to Non-Compete.  The
restrictions contained in Section 6(c) of this Agreement will not prevent the Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from the Employee, satisfactory to the Company, to the effect that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 6(c), the Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

               (e) Cessation of Business. Section 6(c) of this Agreement will cease to be applicable to any activity of the Employee from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board of Directors not to continue, or has ceased for a period of six (6) months, the business activities with which such activity of the Employee would be competitive.

               (f)       No Additional Compensations.  In the
event that the Employee's employment terminates for any reason, no additional compensation will be paid for this non-competition obligation.

               (g)      Survival.   The obligations of this
Section 6 will survive the expiration or termination of this Agreement

     7.   Miscellaneous.

               (a) No Adequate Remedy. The Employee understands that if the Employee fails to fulfill Employee's obligations under Sections 4, 5 and 6 of this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of Sections 4, 5 and 6 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

               (b)  Consent to Use of Name.  The Employee
consents to the use of Employee's name in appropriate Company materials such as, but not limited to, offering memoranda related to financing activities of the Company.

               (c) No Conflicts. The Employee represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of the Employee, as the case may be, under any agreement or contract to which the Employee is a party or any other obligation by which the Employee is bound. Without limiting the foregoing, the Employee agrees that at no time will the Employee use any trade secrets or other intellectual property of any third party while performing services hereunder.

               (d) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company's successors and assigns; provided however, that the Company may assign the Agreement only connection with a merger, consolidation, assignment, sale or other disposition or substantially all of its assets or business. This Agreement is also binding on the Employee's heirs, successors, assigns and legal representatives.

               (e) Modification. This Agreement may be modified or amended only by a writing signed by the Company and the Employee.

               (f) Governing Law. The laws of Minnesota will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the Company and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

               (g)  Dispute Resolution.  Except for any
proceeding brought pursuant to Section 7(a) herein, the parties agree that any dispute arising out of or relating to this Agreement or the formation, branch, termination or validity thereof (a "Dispute"), will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within sixty(60) days of the initiation of the mediation procedure (the "Mediation Deadline") will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration and mediation proceedings will be located in Minneapolis, Minnesota. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably wives any damage in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties' consent to the jurisdiction of the courts the state in which the arbitration occurred for this purpose.

               (h)  Construction.  Whenever possible, each
provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

               (i) Waivers. No failure or delay by the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

               (j) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company.

               (k)  Notices.  All notices and other
communications required or permitted under this Agreement will be in writing and sent by registered first-class mail, postage prepaid, and will be effective five days after mailing to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.



IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.



STINAR CORPORATION

By:/S/ Robert C. Harvey
       Robert C. Harvey, President



EMPLOYEE

By:/S/ Robert Gregor
       Robert Gregor